IMS Agreement – Schedule – ETF I

Schedule A

As of September 17, 2021

Fund	Agreement Adoption Date and Schedule A Effective Date	Assets (millions)	Management Fee Rate
Columbia Diversified Fixed Income Allocation ETF	Agreement adopted as of September 20, 2017 and Schedule A effective as of September 20, 2017	All	0.28%(1)

Columbia Multi-Sector Municipal Income ETF	Agreement adopted as of June 20, 2018 and Schedule A effective as of June 1, 2019	All	0.23%(1)

Columbia Research Enhanced Core ETF	Agreement adopted as of June 19, 2019 and Schedule A effective as of June 19, 2019	All	0.15%(1)

Columbia Research Enhanced Value ETF	Agreement adopted as of June 19, 2019 and Schedule A effective as of June 19, 2019	All	0.19%(1)

Columbia Short Duration Bond ETF	Agreement adopted as of September 16, 2021 and Schedule A effective as of September 17, 2021	All	0.25%(1)

Columbia Sustainable International Equity Income ETF	Agreement adopted as of April 19, 2016 and Schedule A effective as of April 19, 2016	All	0.45%(1)

Columbia Sustainable U.S. Equity Income ETF	Agreement adopted as of April 19, 2016 and Schedule A effective as of April 19, 2016	All	0.35%(1)

(1)

Fee is a “unitary fee” pursuant to which the Investment Manager pays the operating costs and expenses of the Fund other than the following expenses (which will be paid by the Fund): taxes; interest incurred on borrowing by the Fund, if any; brokerage fees and commissions, interest and fee expense related to the Fund’s participation in inverse floater structures and any other portfolio transaction expenses; infrequent and/or unusual expenses, including without limitation litigation expenses; distribution and/or service fees; expenses incurred in connection with lending securities; and any other expenses approved by the Board.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A as of September 16, 2021.

COLUMBIA ETF TRUST I

By:	/s/ Daniel J. Beckman
	Name:	Daniel J. Beckman
	Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Michael G. Clarke
	Name:	Michael G. Clarke
	Title:	Co-Head of Global Operations